UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 13, 2004

                         PENTHOUSE INTERNATIONAL, INC.

               (Exact name of registrant as specified in charter)



          Florida                         333-83448               65-1158257
----------------------------      ------------------------  --------------------
(State or other jurisdiction      (Commission File Number)      (IRS Employer
     of incorporation)                                       Identification No.)



    11 Penn Plaza, New York, New York                               10001
-----------------------------------------                         ----------
(Address of principal executive offices)                          (Zip Code)


                                 (212) 702-6000
               --------------------------------------------------
               (Registrant's telephone number including area code)


ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

On August 12, 2003, General Media and its direct and indirect subsidiaries, General Media Art Holdings, Inc., General Media Communications, Inc., General Media Entertainment, Inc., General Media (UK), Ltd., GMCI Internet Operations, Inc., GMI On-Line Ventures, Ltd., Penthouse Images Acquisitions, Ltd. and Pure Entertainment Telecommunications, Inc., (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Debtors are managing their properties and operate their businesses as "debtors-in-possession" subject to the jurisdiction, supervision and orders of the Bankruptcy Court (Case No. 03-15078) and in accordance with Sections 1107(a) and 1108 of the Bankruptcy Code. As a debtor-in-possession, General Media and the other Debtors are authorized to operate our business, but not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.

Penthouse International, Inc. ("the Registrant") owns 99.5% of the capital stock of General Media. The Registrant did not file for protection under the Bankruptcy Code and its activities are not subject to Bankruptcy Court supervision.

On December 22, 2003, the Debtors filed their Joint Plan of Reorganization and the disclosure statement with respect to the Plan (as such Disclosure Statement may be amended). A hearing was set for 10:00AM, January 25, 2004 to consider the approval of the disclosure statement which, if approved by the court, would be mailed to creditors for review. The Plan is the result of negotiation between the Debtors and NAFT Ventures I LLC and their affiliates, which represent approximately 89% of the principal amount of the Senior Secured Notes, and the Committee representing the secured creditors. The motion also requests January 16, 2004 as the cut off date for objections to the Joint Plan of Reorganization. The motion further sets forth a request for a hearing at 10:00AM, February 25, 2004 for the confirmation of the proposed Joint Plan of Reorganization. Parties at interest have the opportunity to oppose the Joint Plan of Reorganization or aspects of its proposed terms and may file objections to be heard by the court through the bankruptcy litigation process.

Under the proposed Joint Plan of Reorganization, the senior secured creditors would exchange its senior notes for one million shares of new common stock, representing 100% of the Debtor's new common equity, plus new term loan notes of up to $27 million. The official committee for the unsecured creditors has also agreed to the plan, pursuant to which the general unsecured creditors would recover $2 million in cash and the $3 million principal amount of the new term loan notes for their approximately $10 million in claims. No recovery is allotted for holders of General Media's equity under the plan. If the Plan is confirmed pursuant to its current terms, Penthouse International, as the 99.5% equity holder of General Media, would lose its entire equity interest in General Media, which would have severe negative consequences for PII. the Registrant and its shareholders.

On January 5, 2003, Del Sol Investment LLC ("Del Sol"), a wholly owned subsidiary of the Registrant that is not one of the Debtors subject to the jurisdiction of the Bankruptcy Court, entered into a letter of interest with a specialty lender to provide a secured loan of $25,000,000. Collateral will be a first priority mortgage on real property owned by Del Sol directly or through a wholly-owned Mexico subsidiary. The proposed loan matures in three years. The proposed loan is not convertible and there are no prepayment penalties. It is anticipated that the net proceeds of the loan will be distributed to the Registrant by Del Sol as part of the recapitalization of the Registrant begun on November 6, 2003, and to partially fund a contemplated revised plan of reorganization for the Debtors. Prior to its acquisition of Del Sol, all of the Registrant's consolidated net revenue was generated by and substantially all of our assets are owned by the Debtors.

Additional information concerning the Chapter 11 proceeding can be found in the filing under Form 10-Q for the quarter ending September 30, 2003 for PIIthe Registrant, in a press release dated December 22, 2003 and in the filings made with the Bankruptcy Court in the Southern District of New York, case number 03-15078. For additional information, Reference is made to publicly available documents filed with the bankruptcy court to determine the most current status of all matters related to the bankruptcy case of General Media. A copy of the proposed Plan of Reorganization and the related Disclosure Statement will be posted on the website of the Bankruptcy Court, http://www.nysb.uscourts.gov.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On December 22, 2003, General Media, Inc. issued a press release regarding its filing under the Bankruptcy Code. The Registrant hereby incorporates by reference herein the information set forth in the Press Release dated December 22, 2003, a copy of which is annexed hereto as Exhibit 99.1.

(c) Exhibits.

         Exhibit
         Number             Description
         ------             -----------

         99.1     Press Release dated December 22, 2003


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          PENTHOUSE INTERNATIONAL, INC.





DATE:  JANUARY 13, 2004                BY: /s/ CLAUDE BERTIN
                                         -------------------------------
                                          CLAUDE BERTIN, EVP AND SECRETARY